Exhibit 99.1

SHEER NETWORKS, INC.

2000 STOCK OPTION PLAN

1. Purpose. The purpose of the Sheer Networks, Inc. 2000 Stock Option Plan (the “Plan”) is to enable Sheer Networks, Inc. (the “Company”) and its stockholders to secure the benefits of common stock ownership by personnel of the Company and its affiliates. The Board of Directors of the Company (the “Board”) believes that the granting of options under the Plan will foster the Company’s ability to attract, retain and motivate those individuals who will be largely responsible for the profitability and long-term future growth for the Company. The Company wishes the issuance of options to Israeli employees, directors and consultants of the Company and its affiliates to conform with the requirements of Section 3(9) of the Israeli Income Tax Ordinance, and for this purpose the appended Annex A amends this document to so conform.

2. Stock Subject to the Plan. The Company may issue and sell a total of up to 350,000 shares of its common stock (the “Common Stock”) pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. New options may be granted under the Plan with respect to shares of Common Stock which are covered by the unexercised portion of an option which has terminated or expired by its terms, by cancellation or otherwise.

3. Administration. The Plan will be administered by the Board or a committee (the “Committee”) consisting of at least two directors appointed by and serving at the pleasure of the Board (or, if there is only one director, the Committee shall consist of the sole director). The Plan will be administered in a manner to permit grants thereunder to be exempt from Section 16(b) of the Securities Exchange Act of 1934 in accordance with Rule 16b-3, to the extent applicable. Subject to the provisions of the Plan, the Board or the Committee, as the case may be, acting in its sole and absolute discretion, will have full power and authority to grant options under the Plan, to interpret the provisions of the Plan, to fix and interpret the provisions of option agreements made under the Plan, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee will constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Board or the Committee, as the case may be, as to any disputed question, including questions of construction, interpretation and administration, will be final and conclusive on all persons. The Committee will keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.

4. Eligibility. Options may be granted under the Plan to present or future employees of the Company or an Affiliate of the Company as defined herein (an “Affiliate”), and to directors of and consultants to the Company or an Affiliate who are not employees. Subject to the provisions of the Plan, the Board or the Committee, as the case may be, may from time to time select the persons to whom options will be granted, and will fix the number of shares covered by each such option and establish the terms and conditions thereof (including, without limitation, the exercise price, restrictions on exerciseability of the option and/or on the disposition of the shares of Common Stock issued upon exercise thereof, and whether or not the option is to be treated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986 (an “Incentive Stock Option.”) For the purposes of this plan, the term “Affiliate” means an affiliate within the meaning of Rule 0-10(j) of the Securities Exchange Act of 1934, as amended.

5. Terms and Conditions of Options. Each option granted under the Plan will be evidenced by a written agreement in a form approved by the Board or the Committee. Each such option will be subject to the terms and conditions set forth in this paragraph and such additional terms and conditions not inconsistent with the plan as the Board or the Committee deems appropriate.

5.1	Option Exercise Price. In the case of an option which is not treated as an Incentive Stock Option, the exercise price per share may not be less than the par value of a share of Common Stock on the date the option is granted; and, in the case of an Incentive Stock Option, the exercise price per share may not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted (110% in the case of an optionee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent (whether new or hereafter existing) or subsidiary (a “ten percent shareholder”)). For purposes hereof, if the Common Stock is not traded on a national securities exchange or the over the counter market, the fair market value of a share of the Common Stock on such date shall be as determined in good faith by the Board or the Committee. If the Common Stock is so traded, the fair market value of a share of Common Stock on any date will be equal to the closing sale price per share as published by a national securities exchange on which shares of the Common Stock are traded on such date or, if there is no sale of Common Stock on such date, the average of the bid and asked prices on such exchange at the closing of trading on such date or, if shares of the Common Stock are not listed on a national securities exchange on such date, the closing price or, if none, the average of the bid and asked prices in the over the counter market at the close of trading on such date.

5.2	Option Period. The period during which an option may be exercised will be fixed by the Board or the Committee and will not exceed ten years from the date the option is granted (five years in the case of an Incentive Stock Option granted to a “ten percent shareholder”) (the “Option Period”).

5.3	Exercise of Options. Except as otherwise determined by the Board or the Committee, no option will become exercisable unless the person to whom the option was granted remains in the continuous employ or service of the Company or an Affiliate for at least twelve months from the date the option is granted. The Board or the Committee may determine and set forth in the option agreement any vesting or other restrictions on the exerciseability or an option, subject to earlier termination of the option as provided herein. All or part of the exercisable portion of an option may be exercised at any time during the option period. An option may be exercised by transmitting to the Company (a) a written notice specifying the number of shares to be purchased, and (b) payment of the exercise price, together with the amount, if any, deemed necessary by the Board or the Committee to enable the Company to satisfy its income tax withholding obligations with respect to such exercise (unless other arrangements acceptable to the Company are made with respect to the satisfaction of such withholding obligations.)

5.4	Payment of Exercise Price. The purchase price of shares of Common Stock acquired pursuant to the exercise of an option granted under the Plan may be paid in cash and/or such other form of payment as may be permitted under the option agreement, including, without limitation, previously- owned shares of Common Stock. The Board or the Committee may permit the payment of all or a portion of the purchase price in installments (together with interest) over a period of not more than five years.

5.5	Rights as a Stockholder. No shares of Common Stock will be issued in respect of the exercise of an option granted under the Plan until full payment therefor has been made (and/or provided for where all or a portion of the purchase price is being paid in installments.) The holder of an option will have no rights as a stockholder with respect to any shares covered by an option until the date a stock certificate for such share is issued to him or her. Except as otherwise provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

5.6	Nontransferability of Options. No option shall be assignable or transferable except upon the optionee’s death to a beneficiary designated by the optionee in accordance with procedures established by the Committee or, if no designated beneficiary shall survive the optionee, pursuant to the optionee’s will or by the laws of descent and distribution. During an optionee’s lifetime, options may be exercised only by the optionee or the optionee’s guardian or legal representative.

5.7	Termination of Employment or Other Service. Unless otherwise determined by the Board or the Committee, if an optionee ceases to be employed by or to perform services for the Company and any Affiliate for any reason other than death or disability (defined below), then each other outstanding option granted to him or her under the Plan, to the extent vested on the date of termination, will terminate on the date three months after the date of such termination of employment or service, provided, however, that, if the optionee’s employment or service is terminated by the Company for cause (defined below), then the option will terminate upon the date of such termination of employment or service. If an optionee’s employment or service is terminated by reason of the optionee’s death or disability (or if the optionee’s employment or service is terminated by reason of his or her disability and the optionee dies within one year after such termination of employment or service), then each outstanding option granted to the optionee under the Plan, to the extent vested on the date of such termination, will terminate on the date one year after the date of such termination of employment or service (or one year after the later death of a disabled optionee) or, if earlier, the date specified in the option agreement. For purposes hereof, unless otherwise agreed by the Board or the Committee in an option agreement, the term “disability” means the inability of an optionee to perform the customary duties of his or her employment or other service for the Company or an Affiliate by reason of a physical or mental incapacity which is expected to result in death or to be of indefinite duration; and, unless otherwise agreed by the Board of the Committee in an option agreement, the term “cause” means (1) failure or refusal by optionee to perform the duties of his or her employment with the Company, (2) commission by the optionee of a crime involving moral turpitude, or (3) the optionee’s dishonesty or willful engagement in conduct which is injurious to the business or reputation of the Company, all as determined by the Board at its sole discretion.

5.8	Other Provisions. The Board or the Committee may impose such other conditions with respect to the exercise of options, including, without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

6. Capital Changes.

6.1	In the event of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of Common Stock, appropriate adjustment shall be made by the Board to the number of shares and option exercise price per share of Common Stock which may be purchased under any outstanding options. In the case of a merger, consolidation or similar transaction which results in a replacement of the Company’s Common Stock with stock of another corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transactions in which there is no substantial change in the shareholders of the Company and the options granted under the Plan are assumed or adopted, or if applicable, replaced by the successor corporation, which assumption, adoption or replacement is binding on all Plan participants), the Company will make a reasonable effort, but shall not be required, to replace any outstanding options granted under the Plan with comparable options to purchase the stock of such other corporation, or will, unless otherwise determined by the Committee or the Board in an option agreement with respect to any particular option, the Company will provide for immediate vesting of all outstanding options, with all options not being exercised within the time period specified by the Board being terminated.

6.2	In the event of any adjustment in the number of shares covered by any option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded and each such option will cover only the number of full shares resulting from the adjustment.

6.3	All adjustments under this paragraph 6 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

7. Amendment and Termination of the Plan. The Board may amend or terminate the Plan. Except as otherwise provided in the Plan with respect to equity changes, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan, change the minimum exercise price for options, materially increase the benefits under the Plan, or modify the class of persons eligible to receive options under the Plan shall be subject to the approval of the Company’s stockholders. No amendment or termination may affect adversely any outstanding option without the written consent of the optionee.

8. No Rights Conferred. Nothing contained herein will be deemed to give any individual any right to receive an option under the Plan or to be retained in the employ or service of the Company or any Affiliate.

9. Governing Law. The Plan and each option agreement shall be governed by the laws of the State of Delaware.

10. Decisions and Determinations of Committee to be Final. Except to the extent rights or powers under this Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee are final and binding.

11. Term of the Plan. The Plan became effective as of February 6, 2000 by resolution of the Board. The Plan will terminate on the date ten years after the date of adoption by the Board, unless sooner terminated by the Board. The rights of optionees under options outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination and shall continue in accordance with the terms of the option (as then in effect or thereafter amended).

12. Financial Information. The Company shall provide to each optionee, during the period for which such optionee has one or more options outstanding, copies of financial statements at least annually.

ANNEX A

SHEER NETWORKS INC.

SHEER NETWORKS INC. EMPLOYEE AND CONSULTANT STOCK OPTION

PLAN

1.	General

1.1.	This annex (the “Annex”) is intended to enable the Company to issue Awards in compliance with Amendment no. 132 of the Ordinance (as defined below) and in particular with the provisions of Section 102 and Section 3(i) of the Ordinance, as amended or replaced from time to time.

1.2.	Any capitalized term not specifically defined in this Annex shall have such meaning as is ascribed to it in the Sheer Networks Inc. Employee and Consultant Stock Option Plan (hereinafter, the “Plan”) and shall be construed according to the interpretation given to it in the Plan.

1.3.	The provisions of this Annex shall apply only to Optionees who are residents of the state of Israel or those who are deemed to be residents of the state of Israel for the payment of tax.

1.4.	The Plan and this Annex are complementary to each other and shall be deemed a single integrated document. Except as otherwise set forth herein, the terms and conditions of the Plan shall remain unchanged and in full force and effect, and shall govern the grant of Awards to Israeli Employees and to Israeli Non-Employees (as such terms are defined below).

1.5.	In the event of any inconsistencies or conflicting provisions between the provisions of the Plan and the provisions of this Annex, whether explicit or implied, the provisions of this Annex shall prevail.

2.	Definitions

2.1.	“Awards” means any grant of Options pursuant to the Plan.

2.2.	“3(i) Award” means an Award granted pursuant to Section 3(i) of the Ordinance to any person who is an Israeli Non-Employee.

2.3.	“102 Award” means an Award granted pursuant to Section 102 of the Ordinance to any person who is an Israeli Employee.

2.4.	“102 Capital Gain Awards (102 CGA)” means a Trustee 102 Award elected and designated by the Company to qualify for capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.5.	“102 Ordinary Income Award (102 OIA)” means a Trustee 102 Award elected and designated by the Company to qualify for ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.6.	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.7.	“Employing Company” shall have the meaning ascribed to it in Section 102(a) of the Ordinance.

2.8.	“Israeli Employee” means a person who is a resident of the state of Israel or who is deemed to be a resident of the state of Israel for the payment of tax, and who is an employee or an Office Holder (“Nose Missra”) of the Company, or any Parent or Subsidiary of the Company, or any other company which is controlled by the same person or entity that controls the Company, in each case excluding a person who is a Controlling Shareholder prior to the issuance of the relevant Award or as a result thereof.

The definition of “Parent”; “Subsidiary” and “Office Holder” in this annex meet the requirements of Section 102. The Section refers to the grant of options to “employees” of a company which is defined in Section 102, as either (i) the Company; (ii) controlled by the Company; (iii) controls the Company or (iv) is controlled by the same person or entity that controls the Company. all the above mentioned companies shall be referred to as “Affiliates”.

2.9.	“Israeli Non-Employee” means a person who is a resident of the state of Israel or who is deemed to be a resident of the state of Israel for the payment of tax, and who is (i) a consultant, adviser, service provider of the Company, or any Parent or Subsidiary of the Company, or any other company which is controlled by the same person or entity that controls the Company, who is not an Israeli Employee, or (ii) a Controlling Shareholder (whether or not an employee of the Company or any Parent or Subsidiary thereof).

2.10.	“ITA” means the Israeli Income Tax Authorities.

2.11.	“Non-Trustee 102 Award” means an Award granted to an Israeli Employee pursuant to Section 102(c) of the Ordinance, which is not required to be held in trust by a Trustee.

2.12.	“Ordinance” means the 1961 Israeli Income Tax Ordinance [New Version], as now in effect or as amended or replaced from time to time.

2.13.	“Section 102” means section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as amended or replaced from time to time.

2.14.	“Trustee” means any person or entity appointed by the Company and by the Employing Company, and any of its Parents or any of its Subsidiaries, as applicable and approved by the ITA, to serve as a trustee, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.15.	“Trustee 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Optionee.

3.	Issuance of Awards

3.1.	Without derogating from the provisions of the Plan: (i) Israeli Employees may be granted only 102 Awards; and (ii) Israeli Non-Employees may be granted only 3(i) Awards. In each case, such Awards shall be subject to the terms and conditions of the Ordinance.

3.2.	The Employing Company may designate 102 Awards granted to Israeli Employees pursuant to Section 102 as Non-Trustee 102 Awards or as Trustee 102 Awards.

4.	Trustee 102 Awards

4.1.	Awards granted pursuant to this Section 4 are intended to constitute Trustee 102 Awards and are subject to the provisions of Section 102 and the general terms and conditions specified in the Plan, except for such provisions of the Plan applying to Awards under a different tax law or regulation.

4.2.	Trustee 102 Awards may be granted only to Israeli Employees.

4.3.	Trustee 102 Awards shall be classified as either 102 CGA or 102 OIA, subject to the terms and conditions of Section 102 and the provisions of the Plan and this Annex

4.4.	No Trustee 102 Awards may be granted under this Annex, unless and until the Company’s election of the type of Trustee 102 Awards granted to Israeli Employees, as 102 CGA or as 102 OIA (the “Election”), is appropriately filed with the ITA.

After making an Election, the Company may grant only the type of Trustee 102 Awards it has elected (i.e. 102 CGA or 102 OIA), and the Election shall apply to all grants to Optionees of Trustee 102 Awards until such Election is changed pursuant to the provisions of Section 102(g) of the Ordinance. The Company may change such Election only after the passage of at least one year following the end of the year during which the Company first granted Trustee 102 Awards in accordance with the previous Election.

For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee 102 Awards or 3(i) Awards simultaneously with the grant of Trustee 102 Awards.

4.5.	The grant of Trustee 102 Awards shall be conditioned upon the approval (or the deemed approval pursuant to the provisions of section 102(a) of the Ordinance) of the Plan, this Annex and the Trustee by the ITA.

4.6.	Trustee 102 Awards may be granted only after the passage of thirty days (or a shorter period as and if approved by the ITA) following the delivery by the appropriate Employing Company to the ITA of a request for approval of the Plan (including this Annex) and the Trustee according to Section 102.

Notwithstanding the foregoing paragraph, if within ninety (90) days of delivery of the abovementioned request, the appropriate ITA officer notifies the Employing Company of his or her decision not to approve the Plan or the Trustee, the Awards that were intended to be granted as a Trustee 102 Awards may be deemed to be Non-Trustee 102 Awards, unless otherwise determined by the ITA officer.

4.7.	Anything herein to the contrary notwithstanding, all Trustee 102 Awards granted under this Plan shall be granted or issued to a Trustee. The Trustee shall hold each such Trustee 102 Award, all Shares issued upon exercise thereof, and all other securities received following any exercise or realization of rights, including bonus shares, in trust for the benefit of the Optionee in respect of whom such Award was granted. All certificates representing Awards or Shares issued to the Trustee under the Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Awards or Shares are released from the trust.

4.8.	With respect to 102 CGA and 102 OIA, the Awards or Shares issued upon the exercise thereof and all rights related to them, including bonus shares, will be held by the Trustee for such period of time as required under Section 102 (currently, at least 24 months (in case of a 102 CGA) and 12 months (in case of a 102 OIA), from the end of the tax year in which such Award was deposited with the Trustee) or a shorter period as approved by the ITA (hereinafter, the “Holding Period”), under the terms set forth in Section 102.

4.9.	In accordance with Section 102, the Optionee shall not sell, cause the release from trust, or otherwise dispose of, any Trustee 102 Award, any Share issued upon the exercise thereof, or any rights related to them, including bonus shares, until the end of the applicable Holding Period. Notwithstanding the foregoing but without derogating from the provisions of the Plan and the terms and conditions set forth in the Stock Option Plan Agreement, if any such sale, release, or disposition occurs during the Holding Period, then the provision of Section 102, relating to non-compliance with the Holding Period, will apply and all sanctions under Section 102 shall be borne by the Optionee.

4.10.	Anything herein to the contrary notwithstanding, the Trustee shall not release any Awards which were not already exercised into Shares by the Optionee, nor release any Shares issued upon exercise of the Trustee 102 Awards or rights related thereto, including bonus shares, prior to the full payment of the Exercise Price and Optionee’s tax liability arising from the Trustee 102 Awards which were granted to him or her.

4.11.	In the event that the requirements for the Trustee 102 Awards are not met, then the Trustee 102 Awards shall be regarded as Non-Trustee 102 Awards.

4.12.	Upon receipt of a Trustee 102 Award, the Optionee will sign a Stock Option Plan Agreement under which such Optionee will agree to be subject to the trust agreement between the Company and/or its Subsidiaries and the Trustee, stating, inter alia, that the Trustee will be released from any liability in respect of any action or decision duly taken and executed in good faith in relation to this Annex, or any Trustee 102 Award or Share issued to him or her thereunder.

5.	Non-Trustee 102 Awards

5.1.	Awards granted pursuant to this Section 5 are intended to constitute Non- Trustee 102 Awards and are subject to the provisions of Section 102 and the general terms and conditions specified in the Plan, except for such provisions of the Plan applying to Awards granted under a different tax law or regulations.

5.2.	Non-Trustee 102 Awards may be granted only to Israeli Employees.

5.3.	Non-Trustee 102 Awards that shall be granted pursuant to the Plan may be issued directly to the Israeli Employee or to a trustee appointed by the Committee in his sole discretion. In the event that the Committee determines that Non-Trustee 102 Awards, and Shares issued upon the exercise thereof, shall be deposited with a trustee, the provisions of Sections 4.7, 4.10, and 4.11 of this Annex shall apply, mutatis mutandis.

5.4.	In the event that an Israeli Employee who was granted a Non-Trustee 102 Award is an employee of the Company, or any Parent or Subsidiary thereof, such employee will be obligated to provide his employer, upon the termination of his employment for any reason, with a security or guarantee to cover any future tax obligation resulting from the grant, exercise or disposition of the Award or the Shares issuable upon the exercise thereof, in the form satisfactory to such employer in the latter’s sole discretion.

6.	3(i) Awards

6.1.	Awards granted pursuant to this Section 6 are intended to constitute 3(i) Awards and are subject to the provisions of Section 3(i) of the Ordinance and the general terms and conditions specified the Plan, except for provisions of the Plan applying to Awards granted under a different tax law or regulations.

6.2.	3(i) Awards may be granted only to Israeli Non-Employees.

6.3.	3(i) Awards that shall be granted pursuant to the Plan may be issued directly to the Israeli Non-Employee or to a trustee appointed by the Committee in his sole discretion. In the event that the Committee determines that 3(i) Awards, and Shares issued upon the exercise thereof, shall be deposited with a trustee, the provisions of Sections 4.7, 4.10, and 4.11 of this Annex shall apply, mutatis mutandis.

7.	The Stock Option Plan Agreement

The terms and conditions upon which the Awards shall be issued and exercised, shall be as specified in the Stock Option Plan Agreement to be executed pursuant to the Plan and this Annex. Each Stock Option Plan Agreement shall state, inter alia, the number of Shares to which the Award relates, the type of Award granted thereunder (whether a Trustee 102 Award and if so, whether a 102 CGA or 102 OIA, Non-Trustee 102 Award, or a 3(i) Award), the vesting provisions, the term of the Award, and the exercise price. Any grant of Awards shall be conditioned upon the Optionee’s undertaking to be subject to the provisions of Section 102 or Section 3(i), as applicable.

8.	Fair Market Value For Israeli Tax Purposes

Without derogating from Section 5(1) of the Plan and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant of a 102 CGA the Company’s Shares are listed on any established stock exchange or a national market system, or if the Company’s shares are registered for trading within ninety (90) days following the date of grant of the 102 CGA, the fair market value of the Shares at the date of grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as applicable.

9.	Exercise of Awards

Awards shall be exercised in accordance with the provisions of the Plan and the Stock Option Plan Agreement, and when applicable, in accordance with the requirements of Section 102.

10.	Assignability and Sale of Awards

10.1.	Notwithstanding any other provision of the Plan to the contrary, no Options, Shares of Restricted Stock, Deferred Stock, Performance Shares, or any right with respect thereto or purchasable thereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect thereto granted to any third party whatsoever, without the prior written consent of the Committee, and in any event subject to the provisions of the Ordinance. Any purported assignment, transfer, grant of collateral, or pledge of Options, Shares of Restricted Stock, Deferred Stock, or Performance Shares in contradiction to the provisions of this Section, directly or indirectly, for an immediate effect or for a future one, shall be null and void and cause the applicable Award to immediately expire.

During the lifetime of the Optionee all of such Optionee’s rights to purchase Shares or to otherwise exercise an Award hereunder shall be exercisable only by the Optionee.

10.2.	Without derogating from Section 10.1 above, for as long as Awards or Shares purchased upon the exercise thereof are held by the Trustee on behalf of the Optionee, all rights of the Optionee with respect to such Awards and Shares shall be personal, and may not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

Any purported assignment, transfer, grant of collateral, or pledge of an Award or Share in contradiction to the provisions of this Section, directly or indirectly, for an immediate effect or for a future one, shall be null and void and cause the Award to expire immediately.

11.	Integration of Section 102 And Tax Assessing Officer’s Permit

11.1.	With respect to Trustee 102 Awards, the provisions of the Plan, this Annex and the Stock Option Plan Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit (to the extent that such permit is issued) (the “Permit”), and said provisions and Permit shall be deemed an integral part of the Plan, this Annex and the Stock Option Plan Agreement.

11.2.	Any provision of Section 102 or the Permit which is necessary in order to receive or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan, this Annex, or the Stock Option Plan Agreement, shall be deemed to have been automatically incorporated into this Annex and considered binding upon the Company and the Optionee who are Israeli Employees or Israeli Non-Employees.

12.	Dividends

Without derogating from the provisions of the Plan, a Optionee shall be entitled to receive dividends with respect to Shares issued upon the exercise of his or her Awards (whether such Shares are held by the Optionee or by the Trustee for his or her benefit), in accordance with the provisions of the Company’s Certificate of Incorporation (including all amendments thereto), subject to any applicable taxation on distribution of dividends and, when applicable, subject to the provisions of Section 102.

13.	Tax Consequences

13.1.	Any tax arising with respect to the grant or exercise of any Award, the payment for, or disposition of, Shares covered thereby, or from any other event or act in connection therewith (of the Company, its Parents or Subsidiaries, the Trustee or the Optionee), shall be borne solely by the Optionee. The Company, its Parents, Subsidiaries, and the Trustee shall be entitled to withhold taxes according to the requirements of any applicable laws, rules, and regulations, including withholding taxes at source and particularly regulation 7(b) of the Income Tax Regulations (tax benefits on the issuance of shares to employees) 2003. The Optionee shall indemnify the Company, its Parents, Subsidiaries, and the Trustee, as the case may be, and hold each of them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

13.2.	The Committee or, when applicable, the Trustee shall not be required to release any share certificate to a Optionee until all required tax payments have been fully made.